EXHIBIT 99(a)

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS

Paoli, PA, January 26, 2005 – AMETEK Inc. (NYSE: AME) today announced fourth quarter and full-year results that established records for sales, operating income, net income and diluted earnings per share. The Company also introduced 2005 earnings guidance of $1.85 to $1.95 per diluted share, a 13% to 20% increase over 2004.

Fourth Quarter Results
AMETEK’s fourth quarter 2004 sales of $326.3 million were up 17% over the same period of 2003. Operating income for the fourth quarter of 2004 was $54.8 million, a 31% increase from the $41.9 million recorded in the same period of 2003. Net income in the fourth quarter of 2004 increased 29% to $31.4 million, or $.45 per diluted share, from fourth quarter 2003 levels of $24.4 million, or $.36 per diluted share. Sales, operating income, net income, and diluted earnings per share were quarterly records.

Full-Year Results
AMETEK achieved 2004 sales of $1.23 billion, up 13% from year 2003 results. Operating income of $196.2 million was up 25% from $156.8 million for 2003. Net income grew to $112.7 million, up 28% from the $87.8 million earned in 2003, and diluted earnings per share of $1.63 were up 25% from $1.30 per share in 2003. Sales, operating income, net income, and diluted earnings per share were full-year records.

“AMETEK had a tremendous 2004,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Solid internal growth in each of our segments and contributions from acquired businesses enabled us to post a double-digit sales increase. Our record earnings performance benefited from an improved mix of businesses and our focused operational excellence initiatives.”

Electronic Instrument Groups (EIG)
For the 2004 fourth quarter, EIG sales increased 21% to $184.3 million. Operating income for the fourth quarter was $40.2 million, compared with $28.2 million in the fourth quarter of 2003, an increase of 42%. Operating margins for the quarter improved to 21.8% from 18.6% in the fourth quarter of 2003.

Included in EIG’s fourth quarter results were pre-tax gains totaling $3.5 million from the final settlement of insurance claims related to a flood at one of its manufacturing facilities and a gain on the sale of another facility. These gains increased operating margins 190 basis points.

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AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS
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“EIG sales were up in the quarter on internal growth across the group, including strong growth in our long cycle aerospace and power businesses and the contribution from the Taylor Hobson acquisition. EIG margins were up sharply as we captured the leverage in our business model,” added Mr. Hermance.

For the year, EIG sales of $667.4 million were up 19% from 2003 sales of $561.9 million. Operating income was $126.4 million for 2004, up 33% versus $95.0 million earned in 2003. Operating margins were 18.9% in 2004, up from 16.9% in 2003.

Electromechanical Group (EMG)

For the fourth quarter of 2004, EMG’s sales were $141.9 million, an 11% increase over the same period of 2003. Operating income of $21.9 million was up 15% from the $19.0 million recorded in the same period of 2003. Operating margins for the quarter were 15.4%, compared with 14.9% in the fourth quarter of 2003.

Included in the quarter’s results were higher than normal expenses of $2.5 million, primarily associated with the movement of production to low-cost manufacturing locales. These expenses reduced operating margins by 180 basis points.

“EMG fourth quarter sales were up on good internal growth in both our differentiated businesses and our cost-driven motor businesses and the contribution from Hughes-Treitler. Operating margins were up nicely, driven by operational improvements across the group and the contribution of the Hughes-Treitler acquisition,” noted Mr. Hermance.

For the year, EMG’s sales increased 7% to $564.9 million, compared with $529.7 million in 2003. Operating income was $94.3 million for 2004, up 12% from the $84.2 million earned in 2003. Operating margins increased to 16.7% in 2004, compared with 15.9% in 2003.

2005 Outlook
“For 2005 we expect revenues to be up approximately 10% on solid internal growth in each of our two groups and the full-year benefits from our Taylor Hobson and Hughes-Treitler acquisitions,” commented Mr. Hermance. “Earnings are estimated to be approximately $1.85 to $1.95 per diluted share, an increase of 13% to 20% over 2004, driven by the top-line growth and our continued focus on operational excellence, including the movement of additional manufacturing to low cost locales.”

“Our first quarter 2005 sales are expected to be up low double-digits from last year’s first quarter. We estimate our earnings to be approximately $0.43 to $0.45 per diluted share, an increase of 19% to 25% over last year’s first quarter,” concluded Mr. Hermance.

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AMETEK ACHIEVES RECORD FOURTH QUARTER AND FULL-YEAR RESULTS
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Conference Call

AMETEK, Inc. will Web cast its Fourth Quarter 2004 investor conference call on Wednesday, January 26, 2005, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will also be archived at www.ametek.com/investors.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electric motors with annual sales of more than $1.2 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information

Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$326,271	$279,440	$1,232,318	$1,091,622

Expenses:
Cost of sales, excluding depreciation	223,348	199,043	863,827	785,441
Selling, general and administrative	37,540	29,489	135,494	115,186
Depreciation	10,579	9,043	36,763	34,234

Total expenses	271,467	237,575	1,036,084	934,861

Operating income	54,804	41,865	196,234	156,761
Other income (expenses):
Interest expense	(7,667)	(6,591)	(28,343)	(26,017)
Other, net	(1,416)	282	(2,112)	(657)

Income before income taxes	45,721	35,556	165,779	130,087
Provision for income taxes	14,361	11,193	53,068	42,272

Net Income	$31,360	$24,363	$112,711	$87,815

Diluted earnings per share (a)	$0.45	$0.36	$1.63	$1.30

Basic earnings per share (a)	$0.46	$0.36	$1.66	$1.32

Average common shares outstanding (a):
Diluted shares	69,899	68,315	69,254	67,620

Basic shares	68,356	66,958	67,832	66,294

Dividends per share (a)	$0.06	$0.03	$0.24	$0.12

(a) Amounts for 2003 have been restated to reflect a two-for-one stock split effective February 27, 2004.

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales

Electronic Instruments	$184,324	$151,937	$667,418	$561,879

Electromechanical	141,947	127,503	564,900	529,743

Total Consolidated	$326,271	$279,440	$1,232,318	$1,091,622

Operating income

Electronic Instruments	$40,157	$28,223	$126,372	$94,976

Electromechanical	21,872	19,020	94,250	84,151

Total segments	62,029	47,243	220,622	179,127

Corporate and other	(7,225)	(5,378)	(24,388)	(22,366)

Total Consolidated	$54,804	$41,865	$196,234	$156,761

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$47,359	$22,886
Receivables, net	217,329	189,010
Inventories	168,523	143,359
Other current assets	30,756	26,811

Total current assets	463,967	382,066

Property, plant and equipment, net	207,302	213,622
Goodwill, net	591,456	506,964
Other intangibles, investments and other assets	159,039	112,195

Total assets	$1,421,764	$1,214,847

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current portion of long-term debt	$48,327	$106,774
Accounts payable and accruals	218,065	182,457

Total current liabilities	266,392	289,231

Long-term debt	400,177	317,674
Deferred income taxes and other long-term liabilities	95,613	78,812
Stockholders’ equity	659,582	529,130

Total liabilities and stockholders’ equity	$1,421,764	$1,214,847